Exhibit 3.1

Amended and Restated
Certificate of
Incorporation of Sonic
Corp.
(the “Corporation”)

FIRST: The name of the Corporation is Sonic Corp.

SECOND: The address of the registered office of the Corporation in the State of Delaware is Corporation Service Company, 251 Little Falls Drive, Wilmington, County of New Castle, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as it now exists or may hereafter be amended and supplemented (the “DGCL”).

FOURTH: The total number of shares of stock which the Corporation shall have the authority to issue is 1,000 shares of common stock, par value $0.01 per share (the “Common Stock”).

FIFTH: In furtherance and not in limitation of the power conferred by statute, the board of directors of the Corporation is expressly authorized to adopt, alter or repeal the by-laws of the Corporation subject to any limitations contained therein.

SIXTH: Election of directors need not be by written ballot unless the by-laws of the Corporation shall so provide.

SEVENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights and powers conferred herein upon stockholders and directors are granted subject to this reservation.

EIGHTH: To the fullest extent permitted by the DGCL, a director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Without limiting the foregoing in any respect, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involved intentional misconduct or knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.